                                                   Registration No. 333-23327
                                                                    811-07463

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         Pre-Effective Amendment No. 2
                                      and
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                                Amendment No. 5

                THE TRAVELERS FUND ABD II FOR VARIABLE ANNUITIES
                ------------------------------------------------
                           (Exact name of Registrant)

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                     --------------------------------------
                              (Name of Depositor)

                 ONE TOWER SQUARE, HARTFORD, CONNECTICUT 06183
                 ---------------------------------------------
              (Address of Depositor's Principal Executive Offices)

       Depositor's Telephone Number, including area code: (860) 277-0111
                                                         ---------------

                                ERNEST J. WRIGHT
                                   Secretary
                     The Travelers Life and Annuity Company
                                One Tower Square
                          Hartford, Connecticut 06183
                          ---------------------------
                    (Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering:  July 21, 1997

It is proposed that this filing will become effective (check appropriate box):
________  immediately upon filing pursuant to paragraph (b) of Rule 485
________  on ____________ pursuant to paragraph (b) of Rule 485
________  60 days after filing pursuant to paragraph (a)(1) of Rule 485
________  on ___________ pursuant to paragraph (a)(1) of Rule 485

If appropriate, check the following box:
______ this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Pursuant to Rule 24f-2 of the Investment Company Act of 1940, the Registrant hereby declares that an indefinite amount of Variable Annuity Contract units was registered under the Securities Act of 1933. A Rule 24f-2 Notice for the fiscal year ended December 31, 1996 was filed with the Commissionon February 28, 1997.

                THE TRAVELERS FUND ABD II FOR VARIABLE ANNUITIES

                             Cross-Reference Sheet

                                    Form N-4

ITEM
NO.                                                           CAPTION IN PROSPECTUS
----                                                          ---------------------

1.   Cover Page                                Prospectus
2.   Definitions                               Glossary of Special Terms
3.   Synopsis                                  Prospectus Summary
4.   Condensed Financial Information           Not Applicable
5.   General Description of Registrant,        The Insurance Company; The Separate
      Depositor, and Portfolio Companies         Account and the Funding Options; Voting
                                                 Rights
6.   Deductions (and Expenses)                 Fee Table; Charges and Deductions;
                                                 Distribution of Variable Annuity Contracts
7.   General Description of Variable           The Contract; Ownership Provisions; Transfers
        Annuity Contracts
8.   Annuity Period                            The Annuity Period; Payment Options
9.   Death Benefit                             Death Benefit
10.  Purchases and Contract Value              The Contract
11.  Redemptions                               Surrenders and Redemptions; Miscellaneous
                                                       Contract Provisions; The Contract
12.  Taxes                                             Federal Tax Considerations
13.  Legal Proceedings                         Legal Proceedings and Opinions
14.  Table of Contents of Statement            Appendix D
        of Additional Information

                                               CAPTION IN STATEMENT OF ADDITIONAL
                                               INFORMATION
                                               -----------------------------------
15.  Cover Page                                Statement of Additional Information
16.  Table of Contents                         Table of Contents
17.  General Information and History           The Insurance Company
18.  Services                                  Principal Underwriter; Distribution and
                                                        Management Agreement
19.  Purchase of Securities Being Offered      Valuation of Assets
20.  Underwriters                              Principal Underwriter
21.  Calculation of Performance Data           Performance Information
22.  Annuity Payments                          Not Applicable
23.  Financial Statements                      Financial Statements


                                     PART A

                      Information Required in a Prospectus

Part A to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23327, filed July 3, 1997 is incorporated herein by reference.

                                     PART B

       Information Required in a Statement of Additional Information

Part B to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23327, filed July 3, 1997 is incorporated herein by reference.

                                     PART C

                               OTHER INFORMATION

Item 24.  Financial Statements and Exhibits
       (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed July 3, 1997)


(b)      Exhibits

       1. Resolution of The Travelers Life and Annuity Company Board of Directors authorizing the establishment of the Registrant. (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form N-4, filed December 22, 1995.)

       2.       Exempt.

    3(a). Distribution and Management Agreement among the Registrant, The Travelers Life and Annuity Company and Tower Square Securities, Inc. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, filed December 22, 1995.)

    3(b). Form of Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65339 filed April 29, 1997.)

       4. Form of Variable Annuity Contract(s). (Incorporated herein by reference to Exhibit 4 to the Registration Statement on Form N-4, filed June 17, 1996.)

       5.       None.

    6(a). Charter of The Travelers Life and Annuity Company, as amended on April 10, 1990. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, File No. 33-58131, filed via Edgar on March 17, 1995.)

    6(b). By-Laws of The Travelers Life and Annuity Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b) to the Registration Statement on Form N-4, File No. 33-58131, filed via Edgar on March 17, 1995.)

       7.       None.
       8.       None.

       9. Opinion of Counsel as to the legality of securities being registered. (Incorporated herein by reference to Exhibit 9 to Post-Effective Amendment No. 3 to the Registration Statement on Form N-4. File No. 333-23327 filed on April 29, 1997.

   10(a). Consent of Coopers & Lybrand L.L.P., Independent Accountants. (Incorporated herein by reference to Exhibit 10(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23327 filed on July 3, 1997.)

   10(b). Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants. (Incorporated herein by reference to Exhibit 10(b) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23327, filed on July 3, 1997.)

      13. Schedule for computation of each performance quotation - Standardized. (Incorporated herein by reference to Exhibit 13 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23327, filed on July 3, 1997.)

      13. Schedule for computation of each performance quotation - Non-Standardized. (Incorporated herein by reference to Exhibit 13 to Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65339, filed April 29, 1997.)


   15(a). Powers of Attorney authorizing Jay S. Fishman or Ernest J. Wright as signatory for Michael A. Carpenter, Robert I. Lipp, Charles O. Prince III, Marc P. Weill, Irwin R. Ettinger, Donald
                T. DeCarlo and Christine B. Mead. (Incorporated herein by reference to Exhibit 15 to the Registration Statement on Form N-4, filed December 22, 1995.)

   15(b).       Powers of Attorney  authorizing  Ernest J. Wright or  Kathleen
                A. McGah as signatory for Michael A. Carpenter, Ian R. Stuart and Katherine M. Sullivan. (Incorporated herein by reference to Exhibit 15(b) to the Registration Statement on Form N-4, filed June 17, 1996.)

   15(c). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Jay S. Benet and George C. Kokulis. (Incorporated herein by reference to Exhibit 15(c) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed August 15, 1997.)

   15(d). Power of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Ian R. Stuart. (Incorporated herein by reference to Exhibit 15(d) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 filed February 28, 1997.)

      27.       Financial Data Schedules.  (Incorporated herein by reference to
                Exhibit 27 to Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65339 filed April 29, 1997.

Item 25.  Directors and Officers of the Depositor

Name and Principal                   Positions and Offices
Business Address                     with Depositor
------------------                   ----------------------
Michael A. Carpenter*                Director, Chairman of the Board
                                     President and Chief Executive Officer
Jay S. Benet*                        Director and Senior Vice President
George C. Kokulis*                   Director and Senior Vice President
Robert I. Lipp*                      Director
Ian R. Stuart*                       Director, Senior Vice President,
                                     Chief Financial Officer, Chief
                                     Accounting Officer and Controller
Katherine M. Sullivan*               Director and Senior Vice President
                                     and General Counsel
Marc P. Weill**                      Director and Senior Vice President
Stuart Baritz**                      Senior Vice President
Elizabeth C. Georgakopoulos*         Senior Vice President
Barry Jacobson*                      Senior Vice President
Russell H. Johnson*                  Senior Vice President
Warren H. May*                       Senior Vice President
Christine M. Modie*                  Senior Vice President
David A. Tyson*                      Senior Vice President
F. Denney Voss*                      Senior Vice President
Paula Burton*                        Vice President
William Hogant*                      Vice President and Actuary
Donald R. Munson, Jr.*               Second Vice President
Ernest J. Wright*                    Vice President and Secretary
Kathleen A. McGah*                   Assistant Secretary and Counsel


Principal Business Address:
* The Travelers Life and Annuity Company            **Travelers Group Inc.
  One Tower Square                                    388 Greenwich Street
  Hartford, CT  06183                                 New York, N.Y. 10013

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

               OWNERSHIP OF THE TRAVELERS LIFE AND ANNUITY COMPANY

Company                                                          State of Organization   Ownership        Principal Business
-------                                                          ---------------------   ---------        ------------------
Travelers Group Inc.                                               Delaware              Publicly Held
    Associated Madison Companies Inc.                              Delaware              100.00           ================
        PFS Services Inc.                                          Georgia               100.00
            The Travelers Insurance Group, Inc.                    Connecticut           100.00           ================
                The Travelers Insurance Company                    Connecticut           100.00           Insurance
                     The Travelers Life and Annuity Company        Connecticut           100.00           Insurance


               PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH
                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                                                        % of Voting
                                                                                         Securities
                                                                  State of            Owned Directly
                                                                  Organization       or Indirectly by    Principal Business
                                                                  ------------      The Travelers Inc.   ------------------
                                                                                    ------------------
AC Health Ventures, Inc.                                          Delaware                100.00         Inactive
     AMCO Biotech, Inc.                                           Delaware                100.00         Inactive
     Associated Madison Companies, Inc.                           Delaware                100.00         Holding company.
          American National Life Insurance (T & C), Ltd.          Nevis                   100.00         Insurance
          ERISA Corporation                                       New York                100.00         Inactive
          Mid-America Insurance Services, Inc.                    Georgia                 100.00         Third party administrator
          National Marketing Corporation                          Pennsylvania            100.00         Inactive
          PFS Services, Inc.                                      Georgia                 100.00         General partner and holding
                                                                                                         company
               The Travelers Insurance Group Inc.                 Connecticut             100.00         Holding company


                                                                        07/21/97

                                                                                        % of Voting
                                                                                         Securities
                                                                  State of            Owned Directly
                                                                  Organization       or Indirectly by      Principal Business
                                                                  ------------      The Travelers Inc.     ------------------
                                                                                    ------------------
Constitution Plaza, Inc.                                           Connecticut             100.00          Real estate brokerage
KP Properties Corporation                                          Massachusetts           100.00          Real estate
KPI 85, Inc.                                                       Massachusetts           100.00          Real estate
KRA Advisers Corporation                                           Massachusetts           100.00          Real estate
KRP Corporation                                                    Massachusetts           100.00          Real estate
La Metropole S.A.                                                  Belgium                  98.83          P-C insurance/reinsurance
The Prospect Company                                               Delaware                100.00          Investments
     89th & York Avenue Corporation                                New York                100.00          Real estate
     979 Third Avenue Corporation                                  Delaware                100.00          Real estate
     Meadow Lane, Inc.                                             Georgia                 100.00          Real estate development
     Panther Valley, Inc.                                          New Jersey              100.00          Real estate management
     Prospect Management Services Company                          Delaware                100.00          Real estate management
     The Travelers Asset Funding Corporation                       Connecticut             100.00          Investment adviser
          Travelers Capital Funding Corporation                    Connecticut             100.00          Furniture/equipment
The Travelers Insurance Company                                    Connecticut             100.00          Insurance
     Applied Expert Systems Inc.                                   Massachusetts            23.40          EDP Software
     The Plaza Corporation                                         Connecticut             100.00          Holding company
          The Copeland Companies (Holding Company)                 New Jersey              100.00          Holding company
               American Odyssey Funds Management, Inc.             New Jersey              100.00          Investment advisor
                    American Odyssey Funds, Inc.                   Maryland                100.00          Investment management
               Copeland Associates, Inc.                           Delaware                100.00          Fixed/variable annuities
                    Copeland Associates Agency of Ohio, Inc.       Ohio                     99.00          Fixed/variable annuities
                    Copeland Associates of Alabama, Inc.           Alabama                 100.00          Fixed/variable annuities
                    Copeland Associates of Montana, Inc.           Montana                 100.00          Fixed/variable annuities
                    Copeland Associates of Nevada, Inc.            Nevada                  100.00          Insurance
                    Copeland Benefits Management Company           New Jersey               51.00          Investment marketing
                    Copeland Equities, Inc.                        New Jersey              100.00          Fixed/variable annuities
                    Donald F. Smith & Associates                   New Jersey              100.00          Insurance agency
                    Donald F. Smith Insurance Benefit Services,    Massachusetts           100.00          Insurance agent
                    Inc.
                    H.C. Copeland Associates, Inc. of              Massachusetts           100.00          Fixed annuities
                    Massachusetts

                                                                                       % of Voting
                                                                                        Securities
                                                                  State of           Owned Directly
                                                                  Organization      or Indirectly by      Principal Business
                                                                  ------------     The Travelers Inc.     ------------------
                                                                                   ------------------
                     Smith Annuity Services, Inc.                   New Jersey          100.00          Broker dealer
                Copeland Financial Services, Inc.                   New Jersey          100.00          Investment advisory services
                Copeland Mortgage Services, Inc.                    New Jersey          100.00          Mortgage services
                H.C. Copeland and Associates, Inc. of Texas         Texas               100.00          Fixed/variable annuities
           Three Parkway Inc. - I                                   Pennsylvania        100.00          Investment real estate
           Three Parkway Inc. - II                                  Pennsylvania        100.00          Investment real estate
           Three Parkway Inc. - III                                 Pennsylvania        100.00          Investment real estate
           Tower Square Securities, Inc.                            Connecticut         100.00          Broker dealer
           Travelers Asset Management International Corporation     New York            100.00          Investment adviser
           Travelers Distribution Company                           Delaware            100.00          Broker dealer
           Travelers Investment Adviser, Inc.                       Delaware            100.00          Investment advisor
           Travelers/Net Plus Insurance Agency, Inc.                Massachusetts       100.00          Insurance agency
           Travelers/Net Plus, Inc.                                 Connecticut         100.00          Insurance agency
                Travelers/Net Plus Agency of Ohio, Inc.             Ohio                100.00          Insurance agency
      The Travelers Life and Annuity Company                        Connecticut         100.00          Life insurance
      Travelers Group Investment Management, LLC                    Delaware             50.00          Investment advisor
      Travelers Insurance Holdings Inc.                             Georgia             100.00          Holding company
           AC RE, Ltd.                                              Bermuda             100.00          Reinsurance
           American Financial Life Insurance Company                Texas               100.00          Insurance
           Primerica Life Insurance Company                         Massachusetts       100.00          Life insurance
                National Benefit Life Insurance Company             New York            100.00          Insurance
                Primerica Financial Services (Canada) Ltd.          Canada              100.00          Holding company
                     PFSL Investments Canada Ltd.                   Canada              100.00          Mutual fund dealer
                     Primerica Financial Services Ltd.              Canada               82.82          General agent
                     Primerica Life Insurance Company of Canada     Canada              100.00          Life insurance
 The Travelers Insurance Corporation Proprietary Limited            Australia           100.00          Inactive
 Travelers Canada Corporation                                       Canada              100.00          Inactive
 Travelers Mortgage Securities Corporation                          Delaware            100.00          Collateralized obligations
 Travelers Property Casualty Corp.                                  Delaware             82.00          Holding company
      The Standard Fire Insurance Company                           Connecticut         100.00          Insurance company

                                                                                       % of Voting
                                                                                        Securities
                                                                  State of           Owned Directly
                                                                  Organization      or Indirectly by      Principal Business
                                                                  ------------     The Travelers Inc.     ------------------
                                                                                   ------------------
           AE Properties, Inc.                                      California              100.00          Insurance
           Community Rehabilitation Investment Corporation          Connecticut             100.00          Investment services
           The Automobile Insurance Company of Hartford,            Connecticut             100.00          Insurance company
           Connecticut
                TravCal Secure Insurance Company                    California              100.00          Auto insurance
                     TravCal Indemnity Company                      California              100.00          Auto insurance
                Travelers Personal Security Insurance Company       Connecticut             100.00          Insurance company
                Travelers Property Casualty Insurance Company       Connecticut             100.00          Insurance company
                Travelers Property Casualty Insurance Company of    Illinois                100.00          Insurance company
                Illinois
           The Travelers Indemnity Company                          Connecticut             100.00          P-C insurance
                Commercial Insurance Resources, Inc.                Delaware                100.00          Holding company
                     Gulf Insurance Company                         Missouri                100.00          P-C insurance
                          Atlantic Insurance Company                Texas                   100.00          P-C insurance
                          Gulf Group Lloyds                         Texas                    0.00           P-C insurance
                          Gulf Risk Services, Inc.                  Delaware                100.00          Claims/risk management
                          Gulf Underwriters Insurance Company       Missouri                100.00          P-C ins/surplus lines
                          Select Insurance Company                  Texas                   100.00          P-C insurance
                Countersignature Agency, Inc.                       Florida                 100.00          Countersign ins policies
                First Floridian Auto and Home Insurance Company     Florida                 100.00          Insurance company
                First Trenton Indemnity Company                     New Jersey              100.00          P-C insurance
                     Red Oak Insurance Company                      New Jersey              100.00          Insurance company
                Laramia Insurance Agency, Inc.                      North Carolina          100.00          Flood insurance
                Secure Affinity Agency, Inc.                        Delaware                100.00          P-C insurance agency
                The Charter Oak Fire Insurance Company              Connecticut             100.00          P-C insurance
                The Parker Realty and Insurance Agency, Inc.        Vermont                  58.00          Real estate
                The Phoenix Insurance Company                       Connecticut             100.00          P-C insurance
                     Constitution State Service Company             Montana                 100.00          Service company
                     The Travelers Indemnity Company of America     Georgia                 100.00          P-C insurance
                     The Travelers Indemnity Company of Connecticut Connecticut             100.00          Insurance
                     The Travelers Indemnity Company of Illinois    Illinois                100.00          P-C insurance
                The Premier Insurance Company of Massachusetts      Massachusetts           100.00          Insurance

                                                                               % of Voting
                                                                                Securities
                                                          State of           Owned Directly
                                                          Organization      or Indirectly by      Principal Business
                                                          ------------     The Travelers Inc.     ------------------
                                                                           ------------------
      The Travelers Home and Marine Insurance Company      Indiana                 100.00          P-C insurance
      The Travelers Indemnity Company of Missouri          Missouri                100.00          P-C insurance
      The Travelers Lloyds Insurance Company               Texas                   100.00          Non-life insurance
      The Travelers Marine Corporation                     California              100.00          General insurance brokerage
      TI Home Mortgage Brokerage, Inc.                     Delaware                100.00          Mortgage brokerage services
      TravCo Insurance Company                             Indiana                 100.00          P-C insurance
      Travelers Bond Investments, Inc.                     Connecticut             100.00          Bond investments
      Travelers General Agency of Hawaii, Inc.             Hawaii                  100.00          Insurance agency
      Travelers Medical Management Services Inc.           Delaware                100.00          Managed care
      Travelers Specialty Property Casualty Company, Inc.  Connecticut             100.00          Insurance management
    Travelers Casualty and Surety Company                  Connecticut             100.00          Insurance company
      AE Development Group, Inc.                           Connecticut             100.00          Insurance
      Aetna Casualty & Surety Company of Canada            Canada                  100.00          Insurance company
      Aetna Information Services Inc.                      Connecticut              50.00          Insurance
      Aetna National Accounts U.K. Limited                 United Kingdom          100.00          Insurance company
      Charter Oak Services Corporation                     New York                100.00          Insurance
      Farmington Casualty Company                          Connecticut             100.00          Insurance company
      Farmington Management, Inc.                          Connecticut             100.00          Management services
      Travelers Casualty and Surety Company of America     Connecticut             100.00          Insurance company
      Travelers Casualty and Surety Company of Illinois    Illinois                100.00          Insurance company
      Travelers Casualty Company of Connecticut            Connecticut             100.00          Insurance company
      Travelers Commercial Insurance Company               Connecticut             100.00          Insurance company
      Travelers Excess and Surplus Lines Company           Connecticut             100.00          Insurance Company
      Travelers Lloyds of Texas Insurance Company          Texas                   100.00          Insurance company
      Urban Diversified Properties, Inc.                   Connecticut             100.00          Insurance
Primerica Client Services, Inc.                            Delaware                100.00          Discount purchase club
Primerica Convention Services, Inc.                        Georgia                 100.00          Convention planner
Primerica Finance Corporation                              Delaware                100.00          Holding company
     PFS Distributors, Inc.                                Georgia                 100.00          General partner
     PFS Investments Inc.                                  Georgia                 100.00          Broker dealer

                                                                                                          % of Voting
                                                                                                           Securities
                                                                                  State of                Owned Directly
                                                                                Organization             or Indirectly by
                                                                                ------------             The Travelers Inc.
                                                                                                         ------------------
          PFS T.A., Inc.                                                          Delaware                100.00
     Primerica Financial Services Home Mortgages, Inc.                            Georgia                 100.00
     Primerica Financial Services, Inc.                                           Nevada                  100.00
          Primerica Financial Services Agency of New York, Inc.                   New York                100.00
          Primerica Financial Services Insurance Marketing of Connecticut, Inc.   Connecticut             100.00
          Primerica Financial Services Insurance Marketing of Idaho, Inc.         Idaho                   100.00
          Primerica Financial Services Insurance Marketing of Nevada, Inc.        Nevada                  100.00
          Primerica Financial Services Insurance Marketing of Pennsylvania, Inc.  Pennsylvania            100.00
          Primerica Financial Services Insurance Marketing of the Virgin          United States Virgin
          Islands, Inc.                                                           Islands                 100.00
          Primerica Financial Services Insurance Marketing of Wyoming, Inc.       Wyoming                 100.00
          Primerica Financial Services Insurance Marketing, Inc.                  Delaware                100.00
          Primerica Financial Services of Alabama, Inc.                           Alabama                 100.00
          Primerica Financial Services of Arizona, Inc.                           Arizona                 100.00
          Primerica Financial Services of Kentucky Inc.                           Kentucky                100.00
          Primerica Financial Services of New Mexico, Inc.                        New Mexico              100.00
          Primerica Insurance Agency of Massachusetts, Inc.                       Massachusetts           100.00
          Primerica Insurance Marketing Services of Puerto Rico, Inc.             Puerto Rico             100.00
          Primerica Insurance Services of Louisiana, Inc.                         Louisiana               100.00
          Primerica Insurance Services of Maryland, Inc.                          Maryland                100.00
     Primerica Services, Inc.                                                     Georgia                 100.00
     RCM Acquisition Inc.                                                         Delaware                100.00
     SCN Acquisitions Company                                                     Delaware                100.00
     SL&H Reinsurance, Ltd.                                                       Nevis                   100.00
          Southwest Service Agreements, Inc.                                      North Carolina          100.00
     Southwest Warranty Corporation                                               Florida                 100.00
Berg Associates                                                                   New Jersey              100.00
CCC Holdings, Inc.                                                                Delaware                100.00
     Commercial Credit Company                                                    Delaware                100.00
          American Health and Life Insurance Company                              Maryland                100.00
          Brookstone Insurance Company                                            Vermont                 100.00



                                                                                     Principal Business
                                                                                     ------------------
          PFS T.A., Inc.                                                             Joint venture partner
     Primerica Financial Services Home Mortgages, Inc.                               Mortgage loan broker
     Primerica Financial Services, Inc.                                              General agency
          Primerica Financial Services Agency of New York, Inc.                      General agency licensing
          Primerica Financial Services Insurance Marketing of Connecticut, Inc.      General agency licensing
          Primerica Financial Services Insurance Marketing of Idaho, Inc.            General agency licensing
          Primerica Financial Services Insurance Marketing of Nevada, Inc.           General agency licensing
          Primerica Financial Services Insurance Marketing of Pennsylvania, Inc.     General agency licensing
          Primerica Financial Services Insurance Marketing of the Virgin
          Islands, Inc.                                                              General agency licensing
          Primerica Financial Services Insurance Marketing of Wyoming, Inc.          General agency licensing
          Primerica Financial Services Insurance Marketing, Inc.                     General agency licensing
          Primerica Financial Services of Alabama, Inc.                              General agency licensing
          Primerica Financial Services of Arizona, Inc.                              General agency licensing
          Primerica Financial Services of Kentucky Inc.                              General agency licensing
          Primerica Financial Services of New Mexico, Inc.                           General agency licensing
          Primerica Insurance Agency of Massachusetts, Inc.                          General agency licensing
          Primerica Insurance Marketing Services of Puerto Rico, Inc.                Insurance agency
          Primerica Insurance Services of Louisiana, Inc.                            General agency licensing
          Primerica Insurance Services of Maryland, Inc.                             General agency licensing
     Primerica Services, Inc.                                                        Print operations
     RCM Acquisition Inc.                                                            Investments
     SCN Acquisitions Company                                                        Investments
     SL&H Reinsurance, Ltd.                                                          Reinsurance
          Southwest Service Agreements, Inc.                                         Warranty/service agreements
     Southwest Warranty Corporation                                                  Extended automobile warranty
Berg Associates                                                                      Inactive
CCC Holdings, Inc.                                                                   Holding company
     Commercial Credit Company                                                       Holding company.
          American Health and Life Insurance Company                                 LH&A Insurance
          Brookstone Insurance Company                                               Insurance managers

                                                                                           % of Voting
                                                                                          Securities
                                                                        State of        Owned Directly
                                                                      Organization      or Indirectly by
                                                                      ------------      The Travelers Inc.    Principal Business
                                                                                        ------------------    ------------------
CC Finance Company, Inc.                                                New York              100.00          Consumer lending
CC Financial Services, Inc.                                             Hawaii                100.00          Consumer lending
CCC Fairways, Inc.                                                      Delaware              100.00          Investment company
Chesapeake Appraisal and Settlement Services Inc.                       Maryland              100.00          Appraisal/title
     Chesapeake Appraisal and Settlement Services Agency of Ohio Inc.   Ohio                  100.00          Appraisal/Title
City Loan Financial Services, Inc.                                      Ohio                  100.00          Direct loan
City Loan Financial, Inc.                                               Ohio                  100.00          Consumer finance
Commercial Credit Banking Corporation                                   Oregon                100.00          Consumer finance
Commercial Credit Consumer Services, Inc.                               Minnesota             100.00          Consumer finance
Commercial Credit Corporation (Hawaii)                                  Hawaii                100.00          Financial services
Commercial Credit Corporation (AL)                                      Alabama               100.00          Consumer finance
Commercial Credit Corporation (CA)                                      California            100.00          Consumer finance
Commercial Credit Corporation (IA)                                      Iowa                  100.00          Consumer finance
     Commercial Credit of Alabama, Inc.                                 Delaware              100.00          Consumer lending
     Commercial Credit of Mississippi, Inc.                             Delaware              100.00          Consumer finance
Commercial Credit Corporation (KY)                                      Kentucky              100.00          Consumer finance
     Certified Insurance Agency, Inc.                                   Kentucky              100.00          Insurance agency
     Commercial Credit Investment, Inc.                                 Kentucky              100.00          Investment company
     National Life Insurance Agency of Kentucky, Inc.                   Kentucky              100.00          Insurance agency
     Union Casualty Insurance Agency, Inc.                              Kentucky              100.00          Insurance agency
Commercial Credit Corporation (MD)                                      Maryland              100.00          Consumer finance
     Action Data Services, Inc.                                         Missouri              100.00          Data processing
     Commercial Credit Plan, Incorporated (OK)                          Oklahoma              100.00          Consumer finance
Commercial Credit Corporation (NY)                                      New York              100.00          Consumer finance
Commercial Credit Corporation (SC)                                      South Carolina        100.00          Consumer finance
Commercial Credit Corporation (WV)                                      West Virginia         100.00          Consumer finance
Commercial Credit Corporation NC                                        North Carolina        100.00          Consumer finance
Commercial Credit Europe, Inc.                                          Delaware              100.00          Inactive
Commercial Credit Far East Inc.                                         Delaware              100.00          Inactive
Commercial Credit Insurance Services, Inc.                              Maryland              100.00          Insurance broker

                                                                                           % of Voting
                                                                                          Securities
                                                                        State of        Owned Directly
                                                                      Organization      or Indirectly by
                                                                      ------------      The Travelers Inc.    Principal Business
                                                                                        ------------------    ------------------
     Commercial Credit Insurance Agency (P&C) of Mississippi, Inc.      Mississippi          100.00          Insurance agency
     Commercial Credit Insurance Agency of Alabama, Inc.                Alabama              100.00          Insurance agency
     Commercial Credit Insurance Agency of Hawaii, Inc.                 Hawaii               100.00          Insurance agency
     Commercial Credit Insurance Agency of Kentucky, Inc.               Kentucky             100.00          Insurance agency
     Commercial Credit Insurance Agency of Massachusetts, Inc.          Massachusetts        100.00          Insurance agency
     Commercial Credit Insurance Agency of Nevada, Inc.                 Nevada               100.00          Credit LH&A, P-C
                                                                                                             insurance
     Commercial Credit Insurance Agency of New Mexico, Inc.             New Mexico           100.00          Insurance agency/Broker
     Commercial Credit Insurance Agency of Ohio, Inc.                   Ohio                 100.00          Insurance agency/broker
Commercial Credit International, Inc.                                   Delaware             100.00          Holding company
     Commercial Credit International Banking Corporation                Oregon               100.00          International lending
          Commercial Credit Corporation CCC Limited                     Canada               100.00          Second mortgage loans
          Commercial Credit Services do Brazil Ltda.                    Brazil                99.00          Inactive
     Commercial Credit Services Belgium S.A.                            Belgium              100.00          Inactive
Commercial Credit Limited                                               Delaware             100.00          Inactive
Commercial Credit Loan, Inc. (NY)                                       New York             100.00          Consumer finance
Commercial Credit Loans, Inc. (DE)                                      Delaware             100.00          Consumer finance
Commercial Credit Loans, Inc. (OH)                                      Ohio                 100.00          Consumer finance
Commercial Credit Loans, Inc. (VA)                                      Virginia             100.00          Consumer finance
Commercial Credit Management Corporation                                Maryland             100.00          Intercompany services
Commercial Credit Plan Incorporated (TN)                                Tennessee            100.00          Consumer finance
Commercial Credit Plan Incorporated (UT)                                Utah                 100.00          Consumer finance
Commercial Credit Plan Incorporated of Georgetown                       Delaware             100.00          Consumer finance
Commercial Credit Plan Industrial Loan Company                          Virginia             100.00          Consumer finance
Commercial Credit Plan, Incorporated (CO)                               Colorado             100.00          Consumer finance
Commercial Credit Plan, Incorporated (DE)                               Delaware             100.00          Consumer finance
Commercial Credit Plan, Incorporated (GA)                               Georgia              100.00          Consumer finance
Commercial Credit Plan, Incorporated (MO)                               Missouri             100.00          Consumer finance
Commercial Credit Securities, Inc.                                      Delaware             100.00          Broker dealer
DeAlessandro & Associates, Inc.                                         Delaware             100.00          Inactive
Park Tower Holdings, Inc.                                               Delaware             100.00          Holding company

                                                                                           % of Voting
                                                                                          Securities
                                                                        State of        Owned Directly
                                                                        Organization      or Indirectly by
                                                                        ------------      The Travelers Inc.  Principal Business
                                                                                        ------------------    ------------------
     CC Retail Services, Inc.                                           Delaware             100.00          Leasing, financing
          Troy Textiles, Inc.                                           Delaware             100.00          Inactive
     Commercial Credit Development Corporation                          Delaware             100.00          Direct loan
          Myers Park Properties, Inc.                                   Delaware             100.00          Inactive
     Travelers Home Mortgage Services of Alabama, Inc.                  Delaware             100.00          Inactive
Penn Re, Inc.                                                           North Carolina       100.00          Management company
Plympton Concrete Products, Inc.                                        Delaware             100.00          Inactive
Resource Deployment, Inc.                                               Texas                100.00          Management company
Security Pacific Finance System Incorporated                            Delaware             100.00          Holding company
     BA Financial Management Services, Inc.                             Delaware             100.00          Mgt, payroll,
                                                                                                             leaseholding
     Dealers Credit, Inc.                                               Delaware             100.00          Insurance agent
     Security Pacific Consumer Discount Company                         Pennsylvania         100.00          Consumer loans
     Security Pacific Finance Credit Corp.                              Delaware             100.00          Consumer credit
     Security Pacific Financial Services Inc.                           Delaware             100.00          Consumer credit
          Security Pacific Financial Services of Minnesota Inc.         Minnesota            100.00          Consumer credit
          Security Pacific Financial Services of Nevada Inc.            Nevada               100.00          Credit insurance
          Security Pacific Financial Services of West Virginia Inc.     West Virginia        100.00          Industrial loans
          SPF Advertising Agency, Inc.                                  Kansas               100.00          Advertising discounts
          The Midwestern Agency Corporation, Inc.                       Iowa                 100.00          Insurance commissions
     Security Pacific Financial Services of Des Moines Inc.             Iowa                 100.00          Consumer loans
     Security Pacific Mortgage Corporation                              Virginia             100.00          Second mortgages
The Travelers Bank                                                      Delaware             100.00          Banking services
The Travelers Bank USA                                                  Delaware             100.00          Credit card bank
Travelers Home Equity, Inc.                                             North Carolina       100.00          Financial services
     CC Consumer Services of Alabama, Inc.                              Alabama              100.00          Financial services
     CC Home Lenders Financial, Inc.                                    Georgia              100.00          Financial services
     CC Home Lenders, Inc.                                              Ohio                 100.00          Financial services
     Commercial Credit Corporation (TX)                                 Texas                100.00          Consumer finance
     Commercial Credit Financial of Kentucky, Inc.                      Kentucky             100.00          Consumer finance
     Commercial Credit Financial of West Virginia, Inc.                 West Virginia        100.00          Consumer finance

                                                                                           % of Voting
                                                                                          Securities
                                                                        State of        Owned Directly
                                                                        Organization      or Indirectly by
                                                                        ------------      The Travelers Inc.  Principal Business
                                                                                        ------------------    ------------------
               Commercial Credit Plan Consumer Discount Company         Pennsylvania        100.00            Financial services
               Commercial Credit Services of Kentucky, Inc.             Kentucky            100.00            Financial services.
               Travelers Home Mortgage Services, Inc.                   North Carolina      100.00            Financial services
          Travelers Home Mortgage Services of Pennsylvania, Inc.        Pennsylvania        100.00            Financial services
          Triton Insurance Company                                      Missouri            100.00            P-C insurance
          Verochris Corporation                                         Delaware            100.00            Joint venture company
               AMC Aircraft Corp.                                       Delaware            100.00            Aviation
          World Service Life Insurance Company                          Colorado            100.00            Life insurance
Greenwich Street Capital Partners, Inc.                                 Delaware            100.00            Investments
Greenwich Street Investments, Inc.                                      Delaware            100.00            Investments
     Greenwich Street Capital Partners Offshore Holdings, Inc.          Delaware            100.00            Investments
Mirasure Insurance Company, Ltd.                                        Bermuda             100.00            Inactive
Pacific Basin Investments Ltd.                                          Delaware            100.00            Inactive
Primerica Corporation (WY)                                              Wyoming             100.00            Inactive
Primerica, Inc.                                                         Delaware            100.00            Name saver
Smith Barney Corporate Trust Company                                    Delaware            100.00            Trust company
Smith Barney Holdings Inc.                                              Delaware            100.00            Holding company
     Nextco Inc.                                                        Delaware            100.00            Purchasing
     R-H Capital, Inc.                                                  Delaware            100.00            Investments
     R-H Sports Enterprises Inc                                         Georgia             100.00            Sports representation
     SB Cayman Holdings I Inc.                                          Delaware            100.00            Holding company
          Smith Barney Private Trust Company (Cayman) Limited           Cayman Islands       50.00            Trust company
               Greenwich (Cayman) I Limited                             Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) II Limited                            Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) III Limited                           Cayman Islands       50.00            Corporate services
     SB Cayman Holdings II Inc.                                         Delaware            100.00            Holding company
          Smith Barney Private Trust Company (Cayman) Limited           Cayman Islands       50.00            Trust company
               Greenwich (Cayman) I Limited                             Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) II Limited                            Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) III Limited                           Cayman Islands       50.00            Corporate services

                                                                                 % of Voting
                                                                                Securities
                                                         State of            Owned Directly
                                                         Organization        or Indirectly by
                                                         ------------        The Travelers Inc.  Principal Business
                                                                             ------------------   ------------------
SB Cayman Holdings III Inc.                              Delaware                100.00          Holding company
     Smith Barney Credit Services (Cayman) Ltd.          Cayman Islands           50.00          Corporate services
SB Cayman Holdings IV Inc.                               Delaware                100.00          Holding company
     Smith Barney Credit Services (Cayman) Ltd.          Cayman Islands           50.00          Corporate services
Smith Barney (Delaware) Inc.                             Delaware                100.00          Holding company
     1345 Media Corp.                                    Delaware                100.00          Holding company
     Corporate Realty Advisors, Inc.                     Delaware                100.00          Realty trust adviser
     IPO Holdings Inc.                                   Delaware                100.00          Holding company
          Institutional Property Owners, Inc. V          Delaware                100.00          Investments
          Institutional Property Owners, Inc. VI         Delaware                100.00          General partner
     MLA 50 Corporation                                  Delaware                100.00          Limited partner
     MLA GP Corporation                                  Delaware                100.00          General partner
     Smith Barney Acquisition Corporation                Delaware                100.00          Offshore fund adviser
     Smith Barney Acquisition Fund, Inc.                 Cayman Islands          100.00          Commodities fund
     Smith Barney Global Capital Management, Inc.        Delaware                100.00          Investment management
     Smith Barney Realty, Inc.                           Delaware                100.00          Investments
     Smith Barney Risk Investors, Inc.                   Delaware                100.00          Investments
     Smith Barney Venture Corp.                          Delaware                100.00          Investments
Smith Barney (Ireland) Limited                           Ireland                 100.00          Fund management
Smith Barney Asia Inc.                                   Delaware                100.00          Investment banking
Smith Barney Asset Management Group (Asia) Pte. Ltd.     Singapore               100.00          Asset management
Smith Barney Canada Inc.                                 Canada                  100.00          Investment dealer
Smith Barney Capital Services Inc.                       Delaware                100.00          Derivative product transactions
Smith Barney Cayman Islands, Ltd.                        Cayman Islands          100.00          Securities trading
Smith Barney Commercial Corp.                            Delaware                100.00          Commercial credit
Smith Barney Commercial Corporation Asia Limited         Hong Kong                99.00          Commodities trading
Smith Barney Europe Holdings, Ltd.                       United Kingdom          100.00          Holding company
     Smith Barney Europe, Ltd.                           United Kingdom          100.00          Corporate finance
Smith Barney Futures Management Inc.                     Delaware                100.00          Commodities pool operator
     Smith Barney Offshore Fund Ltd.                     Delaware                100.00          Commodity pool

                                                                                            % of Voting
                                                                                            Securities
                                                                       State of          Owned Directly
                                                                       Organization      or Indirectly by
                                                                       ------------     The Travelers Inc.    Principal Business
                                                                                        ------------------    ------------------
     Smith Barney Overview Fund PLC                                    Dublin                 100.00          Commodity fund
Smith Barney Inc.                                                      Delaware               100.00          Broker dealer
     KEB Smith Barney Securities Co., Ltd.                             Korea                   49.00          Broker dealer
     SBHU Life Agency, Inc.                                            Delaware               100.00          Insurance brokerage
          Robinson-Humphrey Insurance Services Inc.                    Georgia                100.00          Insurance brokerage
               Robinson-Humphrey Insurance Services of Alabama, Inc.   Alabama                100.00          Insurance brokerage
          SBHU Life Agency of Arizona, Inc.                            Arizona                100.00          Insurance brokerage
          SBHU Life Agency of Indiana, Inc.                            Indiana                100.00          Insurance brokerage
          SBHU Life Agency of Utah, Inc.                               Utah                   100.00          Insurance brokerage
          SBHU Life Insurance Agency of Massachusetts, Inc.            Massachusetts          100.00          Insurance brokerage
          SBS Insurance Agency of Hawaii, Inc.                         Hawaii                 100.00          Insurance brokerage
          SBS Insurance Agency of Idaho, Inc.                          Idaho                  100.00          Insurance brokerage
          SBS Insurance Agency of Maine, Inc.                          Maine                  100.00          Insurance brokerage
          SBS Insurance Agency of Montana, Inc.                        Montana                100.00          Insurance brokerage
          SBS Insurance Agency of Nevada, Inc.                         Nevada                 100.00          Insurance brokerage
          SBS Insurance Agency of Ohio, Inc.                           Ohio                   100.00          Insurance brokerage
          SBS Insurance Agency of South Dakota, Inc.                   South Dakota           100.00          Insurance brokerage
          SBS Insurance Agency of Wyoming, Inc.                        Wyoming                100.00          Insurance brokerage
          SBS Insurance Brokerage Agency of Arkansas, Inc.             Arkansas               100.00          Insurance brokerage
          SBS Insurance Brokers of Kentucky, Inc.                      Kentucky               100.00          Insurance brokerage
          SBS Insurance Brokers of New Hampshire, Inc.                 New Hampshire          100.00          Insurance brokerage
          SBS Insurance Brokers of North Dakota, Inc.                  North Dakota           100.00          Insurance brokerage
          SBS Life Insurance Agency of Puerto Rico, Inc.               Puerto Rico            100.00          Insurance brokerage
          SLB Insurance Agency of Maryland, Inc.                       Maryland               100.00          Insurance brokerage
          Smith Barney Life Agency Inc.                                Louisiana              100.00          Insurance brokerage
     Smith Barney (Hong Kong) Limited                                  Hong Kong              100.00          Broker dealer
     Smith Barney (Netherlands) Inc.                                   Delaware               100.00          Broker dealer
     Smith Barney International Incorporated                           Oregon                 100.00          Broker dealer
          Smith Barney (Singapore) Pte Ltd                             Singapore              100.00          Commodities
          Smith Barney Pacific Holdings, Inc.                          British Virgin Islands 100.00          Holding company

                                                                                      % of Voting
                                                                                      Securities
                                                                 State of          Owned Directly
                                                                 Organization      or Indirectly by
                                                                 ------------     The Travelers Inc.  Principal Business
                                                                                  ------------------  ------------------
                    Smith Barney (Asia) Limited                  Hong Kong            100.00          Broker dealer
                    Smith Barney (Pacific) Limited               Hong Kong            100.00          Commodities dealer
               Smith Barney Securities Pte Ltd                   Singapore            100.00          Securities brokerage
          Smith Barney Puerto Rico Inc.                          Puerto Rico          100.00          Broker dealer
          The Robinson-Humphrey Company, Inc.                    Delaware             100.00          Broker dealer
     Smith Barney Mortgage Brokers Inc.                          Delaware             100.00          Mortgage brokerage
     Smith Barney Mortgage Capital Corp.                         Delaware             100.00          Mortgage-backed securities
     Smith Barney Mortgage Capital Group, Inc.                   Delaware             100.00          Mortgage trading
     Smith Barney Mutual Funds Management Inc.                   Delaware             100.00          Investment management
          Smith Barney Asset Management Co., Ltd.                Japan                100.00          Investment advisor
          Smith Barney Strategy Advisers Inc.                    Delaware             100.00          Investment management
               E.C. Tactical Management S.A.                     Luxembourg           100.00          Investment management
          Travelers Group Investment Management, LLC             Delaware              50.00          Investment advisor
     Smith Barney Offshore, Inc.                                 Delaware             100.00          Decathlon Fund advisor
          Decathlon Offshore Limited                             Cayman Islands       100.00          Commodity fund
     Smith Barney Securities Investment Consulting Co. Ltd.      Taiwan                99.00          Investment analysis
     Smith Barney Shearson (Chile) Corredora de Seguro Limitada  Chile                100.00          Insurance brokerage
     Structured Mortgage Securities Corporation                  Delaware             100.00          Mortgage-backed securities
     The Travelers Investment Management Company                 Connecticut          100.00          Investment advisor
Smith Barney Private Trust Company                               New York             100.00          Trust company.
Smith Barney Private Trust Company of Florida                    Florida              100.00          Trust company
Tinmet Corporation                                               Delaware             100.00          Inactive
Travelers Group Diversified Distribution Services, Inc.          Delaware             100.00          Alternative marketing
     Travelers Group Exchange, Inc.                              Delaware             100.00          Insurance agency
Travelers Services Inc.                                          Delaware             100.00          Holding company
Tribeca Management Inc.                                          Delaware             100.00          Management services
TRV Employees Investments, Inc.                                  Delaware             100.00          Investments
TRV/RCM Corp.                                                    Delaware             100.00          Inactive
TRV/RCM LP Corp.                                                 Delaware             100.00          Inactive

Item 27.  Number of Contract Owners

As of March 1, 1997, 38 contract owners held qualified and non-qualified contracts offered by the Registrant.


Item 28.  Indemnification

Section 33-320a of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-320a provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Travelers Group Inc. also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Depositor. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the Federal securities laws.

Rule 484 Undertaking

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriter

(a)     Tower Square Securities, Inc.
        One Tower Square
        Hartford, CT 06183

        Tower Square Securities, Inc. also serves as the principal underwriter for:

         The Travelers Growth and Income Stock Account for Variable Annuities
         The Travelers Quality Bond Account for Variable Annuities
         The Travelers Money Market Account for Variable Annuities
         The Travelers Timed Growth and Income Stock Account for Variable
          Annuities
         The Travelers Timed Short-Term Bond Account for Variable Annuities
         The Travelers Timed Aggressive Stock Account for Variable Annuities
         The Travelers Timed Bond Account for Variable Annuities
         The Travelers Fund U for Variable Annuities
         The Travelers Fund VA for Variable Annuities
         The Travelers Fund BD for Variable Annuities
         The Travelers Fund BD II for Variable Annuities
         The Travelers Fund ABD for Variable Annuities
         The Travelers Separate Account QP for Variable Annuities
         The Travelers Separate Account QP II for Variable Annuities
         The Travelers Fund UL for Variable Life Insurance
         The Travelers Fund UL II for Variable Life Insurance
         The Travelers Variable Life Insurance Separate Account One
         The Travelers Variable Life Insurance Separate Account Three
         The Travelers Variable Life Insurance Separate Account Two
         The Travelers Variable Life Insurance Separate Account Four

(b)      Name and Principal             Positions and Offices
         Business Address *             With Underwriter
         ------------------             ---------------------

         Russell H. Johnson             Chairman of the Board, Chief Executive Officer,
                                        President and Chief Operating Officer
         William F. Scully, III         Member, Board of Directors,
                                        Senior Vice President, Treasurer
                                        and Chief Financial Officer
         Cynthia P. Macdonald           Vice President, Chief Compliance Officer
                                        and Assistant Secretary
         Joanne K. Russo                Member, Board of Directors
                                        Senior Vice President
         Kathleen A. McGah              General Counsel and Secretary
         Jay S. Benet                   Member, Board of Directors
         George C. Kokulis              Member, Board of Directors
         Warren H. May                  Member, Board of Directors
         Donald R. Munson, Jr.          Senior Vice President
         Stuart L. Baritz               Vice President
         Michael P. Kiley               Vice President
         Whitney F. Burr                Second Vice President
         Marlene M. Ibsen               Second Vice President
         Robin A. Jones                 Second Vice President
         Tracey Kiff-Judson             Second Vice President
         John F. Taylor                 Second Vice President
         John J. Williams, Jr.          Director and Assistant Compliance Officer
         Susan M. Curcio                Director and Operations Manager


         Name and Principal             Positions and Offices
         Business Address *             With Underwriter
         ------------------             ---------------------
         Dennis D. D'Angelo             Director
         Thomas P. Tooley               Director
         Nancy S. Waldrop               Assistant Treasurer

         * Principal business address: One Tower Square, Hartford, Connecticut 06183


(c).     Not Applicable.


Item 30.  Location of Accounts and Records

         The Travelers Life and Annuity Company
         One Tower Square
         Hartford, Connecticut  06183

Item 31.  Management Services

         Not applicable.


Item 32.  Undertakings

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.


The Company hereby represents:

(a) That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the company.

                                   SIGNATURES


As required by the Investment Company Act of 1940, the Registrant has caused this amendment to this Registration Statement to be signed on its behalf, in the City of Hartford, State of Connecticut, on July 21, 1997.


                THE TRAVELERS FUND ABD II FOR VARIABLE ANNUITIES
                                  (Registrant)

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                  (Depositor)

                               By:*IAN R. STUART
                                  -----------------------------------------
                                  Ian R. Stuart
                                  Director, Senior Vice President,
                                  Chief Financial Officer
                                  Chief Accounting Officer and Controller


As required by the Securities Act of 1933, this amendment to this Registration Statement has been signed below by the following persons in the capacities indicated on July 21, 1997.



*MICHAEL A. CARPENTER                        Chairman of the Board, President
-----------------------------                and Chief Executive Officer
 (Michael A. Carpenter)

*JAY S. BENET                                Director
-----------------------------
 (Jay S. Benet)

*GEORGE C. KOKULIS                           Director
-----------------------------
 (George C. Kokulis

*ROBERT I. LIPP                              Director
-----------------------------
 (Robert I. Lipp)

*KATHERINE M. SULLIVAN                       Director, Senior Vice President and
-----------------------------                General Counsel
 (Katherine M. Sullivan)

*IAN R. STUART                               Director, Senior Vice President,
-----------------------------                Chief Financial Officer, Chief
 (Ian R. Stuart)                             Accounting Officer and Controller

*MARC P. WEILL                               Director
-----------------------------
 (Marc P. Weill)


*By:  Ernest J. Wright, Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
No.      Description                                                             Method of Filing
-------  ------------                                                            ----------------
    1.   Resolution of The Travelers Life and Annuity Company
         Board of Directors authorizing the establishment
         of the Registrant. (Incorporated herein by reference
         to Exhibit 1 to the Registration Statement on Form N-4,
         filed December 22, 1995.)

 3(a).   Form of Distribution and Management Agreement among the
         Registrant, The Travelers Life and Annuity Company and Tower
         Square Securities, Inc. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, filed
         December 22, 1995.)

3(b). Form of Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to the Post-Effective Amendment
         No. 3 to the Registration Statement on Form N-4,
         File No. 33-65339 filed April 29, 1997.)

    4. Form of Variable Annuity Contract(s). (Incorporated herein by reference to Exhibit 4 to the Registration
         Statement on Form N-4, filed June 17, 1996.)

 6(a). Charter of The Travelers Life and Annuity Company, as amended on April 10, 1990. (Incorporated herein by reference to Exhibit 3(a) to the Registration
         Statement on Form N-4, File No. 33-58131, filed via
         Edgar on March 17, 1995.)

 6(b). By-Laws of The Travelers Life and Annuity Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b) to the Registration
         Statement on Form N-4, File No. 33-58131, filed via
         Edgar on March 17, 1995.)

    9. Opinion of Counsel as to the legality of securities being registered by Registrant. (Incorporated herein by reference to Exhibit 9 to the Post-Effective Amendment
         No. 3 to the Registration Statement on Form N-4,
         File No. 33-65339 filed April 29, 1997.)

10(a).   Consent of Coopers & Lybrand, L.L.P., Independent Accountants.
         (Incorporated herein by reference to Exhibit 10(a) to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 File No. 333-23327, filed on July 3, 1997)

10(b).   Consent of KPMG Peat Marwick LLP, Independent Certified Public
         Accountants. (Incorporated herein by reference to Exhibit 10(b) to the Pre-Effective Amendment No. 1 to the Registration
         Statement on Form N-4 File No. 333-23327, filed on July 3, 1997)


Exhibit
No.      Description                                                             Method of Filing
-------  -----------                                                             ----------------

13.      Schedule of computation of each performance quotation -
         Standardized. (Incorporated herein by reference to Exhibit 13 to Pre-Effective Amendment No. 1 to the Registration Statement on Form
         N-4, File No. 333-23327, filed July 3, 1997)

         Schedule for computation of each performance quotation - Non-Standardized. (Incorporated herein by reference to Exhibit 13 to Post-Effective Amendment
         No. 3 to the Registration Statement on Form N-4,
         File No. 33-65339, filed April 29, 1997.)

15.      Powers of Attorney authorizing Jay S. Fishman or
         Ernest J. Wright as signatory for Michael A Carpenter,
         Robert I. Lipp, Charles O. Prince III, Marc P. Weill,
         Irwin R. Ettinger, Donald T. DeCarlo and Christine B.
         Mead. (Incorporated herein by reference to Exhibit 15 to the Registration Statement on Form N-4, filed
         December 22, 1995.)

15(b). Powers of Attorney authorizing Ernest J. Wright and and Kathleen A. McGah as signatory for Michael A.
         Carpenter, Ian R. Stuart and Katherine M. Sullivan.
         Incorporated herein by reference to Exhibit 15(b) to the Registration Statement on Form N-4, filed June 17, 1996.)

15(c).   Powers of Attorney authorizing Ernest J. Wright and
         Kathleen A. McGah as signatory for Jay S. Benet and
         George C. Kokulis. (Incorporated herein by reference to Exhibit 15(c) to Post-Effective Amendment No. 1 to the
         Registration Statement on Form N-4, filed August 15, 1996.)

15(d).   Power of Attorney authorizing Ernest J. Wright and
         Kathleen A. McGah as signatory for Ian R. Stuart.
         (Incorporated herein by reference to Exhibit 15(d) to the Registration Statement on Form N-4 filed February 28, 1997.)

27. Financial Data Schedules. (Incorporated herein by reference to Exhibit 27 to the Post-Effective Amendment No. 3 to the
         Registration Statement on Form N-4, File No. 33-65339 filed April 29, 1997.)